Exhibit 99.1
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                          LEUCADIA NATIONAL CORPORATION
                              315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010


PRESS RELEASE

                                                              December 2, 2002

FOR IMMEDIATE RELEASE
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Contact: Laura Ulbrandt  (212) 460-1900


              LEUCADIA NATIONAL CORPORATION ANNOUNCES COMPLETION OF
                 INVESTMENT IN WILTEL COMMUNICATIONS GROUP, INC.

NEW YORK, NEW YORK - Leucadia National Corporation (NYSE and PCX: LUK) announced today that it has completed the previously announced acquisition of 44% of the outstanding equity of WilTel Communications Group, Inc. ("WilTel"). The aggregate purchase price of $330 million, in the form of irrevocable letters of credit, was released from escrow upon WilTel's receipt of requisite regulatory approval from the Federal Communications Commission ("FCC").

The WilTel stock was acquired by Leucadia under the chapter 11 Restructuring Plan of Williams Communications Group, Inc., the predecessor of WilTel ("Old WCG") pursuant to a claims purchase agreement with The Williams Companies, Inc. ("Williams") and an investment agreement with Old WCG. The Plan, which became effective on October 15, 2002, was consummated under special temporary authority granted by the FCC. Upon the receipt of FCC approval, the letters of credit were released from escrow, the funds representing the purchase price were transferred to Old WCG and Williams and the escrow was dissolved.

Leucadia will now account for this investment under the equity method of accounting.

Leucadia National Corporation is a holding company engaged in a variety of businesses, including banking and lending (principally through American Investment Bank, N.A.), manufacturing (through its Plastics Division), winery operations, real estate activities, development of a copper mine (through its 72.8% interest in MK Gold Company) and property and casualty insurance and reinsurance. The Company also currently has equity interests of more than 5% in the following domestic public companies: AmeriKing, Inc. (6.8%), Carmike Cinemas, Inc. (11.1%), GFSI Holdings, Inc. (6.9%), HomeFed Corporation (30.3%), Jackson Products, Inc. (8.8%), Jordan Industries, Inc. (10.1%) and WilTel Communications Group, Inc. (47.4%).